Exhibit 99.2

Transcend Services, Inc.

Audited Consolidated Financial Statements as of December 31, 2011 and 2010 and for the

Years Ended December 31, 2011, 2010, and 2009.

Contents	Page
Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets	2-3

Consolidated Statements of Operations	4

Consolidated Statements Of Cash Flows	5-6

Consolidated Statement Of Stockholders’ Equity	7-8

Notes To Consolidated Financial Statements	9-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Transcend Services, Inc.

We have audited the accompanying consolidated balance sheets of Transcend Services, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Atlanta, Georgia

March 15, 2012

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:

Cash and cash equivalents	$11,777,000	$6,207,000

Short-term investments	1,684,000	20,454,000

Accounts receivable, net of allowance for doubtful accounts of $183,000 at December 31, 2011 and $124,000 at December 31, 2010	18,502,000	12,037,000

Deferred income tax, net	—	329,000

Prepaid income tax	5,136,000	—

Prepaid expenses and other current assets	526,000	688,000

Total current assets	37,625,000	39,715,000
Property and equipment:

Computer equipment	4,762,000	4,113,000

Software	5,224,000	4,263,000

Furniture and fixtures	705,000	652,000

Total property and equipment	10,691,000	9,028,000
Accumulated depreciation and amortization	(7,899,000)	(6,052,000)

Property and equipment, net	2,792,000	2,976,000

Capitalized software development costs, net	7,184,000	3,188,000
Goodwill and intangible assets:

Goodwill	46,822,000	35,368,000

Other intangible assets	15,269,000	8,789,000

Total intangible assets	62,091,000	44,157,000
Accumulated amortization	(3,171,000)	(1,734,000)

Intangible assets, net	58,920,000	42,423,000

Deferred income tax, net - noncurrent	—	470,000

Other assets	303,000	414,000

Total assets	$106,824,000	$89,186,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$2,798,000	$1,653,000

Accrued compensation and benefits	3,554,000	3,666,000

Deferred tax liability, net - current	17,000	—
Promissory notes payable	—	67,000

Income tax payable	1,348,000	1,193,000

Other accrued liabilities	4,920,000	2,180,000

Total current liabilities	12,637,000	8,759,000
Long term liabilities:

Uncertain tax position	2,084,000	9,616,000

Deferred tax liability, net - noncurrent	280,000	—

Other liabilities	381,000	648,000

Total long term liabilities	2,745,000	10,264,000
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at December 31, 2011 and 2010	—	—

	December 31, 2011	December 31, 2010
Common stock, $0.05 par value; 30,000,000 shares authorized at December 31, 2011 and 2010; 10,690,000 and 10,566,000 shares issued and outstanding at December 31, 2011 and 2010, respectively	534,000	528,000

Additional paid-in capital	65,603,000	63,368,000

Retained earnings	25,305,000	6,267,000

Total stockholders’ equity	91,442,000	70,163,000

Total liabilities and stockholders’ equity	$106,824,000	$89,186,000

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Rounded to the nearest thousand, except earnings per share)

	Year Ended December 31,
	2011	2010	2009

Revenue	$125,057,000	$94,307,000	$71,764,000

Direct costs (1)	75,392,000	59,680,000	46,443,000

Gross profit	49,665,000	34,627,000	25,321,000
Operating expenses:

Sales and marketing (1)	2,766,000	1,928,000	1,651,000

Information technology (1)	4,581,000	2,073,000	1,507,000

General and administrative (1)	18,430,000	14,128,000	9,713,000

Depreciation and amortization	3,352,000	2,029,000	1,367,000

Total operating expenses	29,129,000	20,158,000	14,238,000

Operating income	20,536,000	14,469,000	11,083,000
Interest and other income	(156,000)	(48,000)	(17,000)

Interest and other expense	120,000	130,000	304,000

Loss on foreign currency transactions	581,000	45,000	—

Net other expense	545,000	127,000	287,000

Income before income taxes	19,991,000	14,342,000	10,796,000

Income tax provision	953,000	5,822,000	4,037,000

Net income	$19,038,000	$8,520,000	$6,759,000

Basic earnings per share:

Net earnings per share	$1.79	$0.81	$0.78

Weighted average shares outstanding	10,654,000	10,495,000	8,613,000

Diluted earnings per share:

Net earnings per share	$1.72	$0.79	$0.76

Weighted average shares outstanding	11,071,000	10,845,000	8,921,000

(1)	Amounts shown exclusive of depreciation and amortization

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Rounded to the nearest thousand)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$19,038,000	$8,520,000	$6,759,000
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	2,200,000	415,000	611,000
Depreciation and amortization	3,352,000	2,029,000	1,367,000
Share-based compensation	1,262,000	1,394,000	604,000
Tax benefit for share based payments	(152,000)	(160,000)	(1,447,000)
Settlement of uncertain tax liability	(6,912,000)	—	—
Changes in assets and liabilities:
Accounts receivable, net	(4,015,000)	82,000	(987,000)
Prepaid income taxes, excluding tax benefit for share-based payments	(4,984,000)	224,000	1,383,000
Prepaid expenses and other current assets	203,000	188,000	94,000
Other assets	127,000	706,000	(87,000)
Accounts payable	75,000	(38,000)	149,000
Accrued and other liabilities	276,000	(1,877,000)	(358,000)

Total adjustments	(8,568,000)	2,963,000	1,329,000

Net cash provided by operating activities	10,470,000	11,483,000	8,088,000
Cash flows from investing activities:
Capital expenditures	(1,532,000)	(1,825,000)	(1,118,000)
Capitalized software development costs	(3,289,000)	(3,012,000)	—
Purchase of investments	(22,019,000)	(73,420,000)	(2,000,000)
Sale and maturity of investments	40,789,000	54,966,000	—
Purchase of business, net of cash acquired	(19,761,000)	(5,761,000)	(19,937,000)
Adjustment to purchase price for previous acquisition	—	(16,000)	—

Net cash used in investing activities	(5,812,000)	(29,068,000)	(23,055,000)

Cash flows from financing activities:
Proceeds from stock options and other issuances of stock	827,000	676,000	283,000
Proceeds of common stock offering	—	56,000	26,507,000
Tax benefit for share-based payments	152,000	160,000	1,447,000
Repayment of promissory notes payable	(67,000)	(832,000)	(664,000)
Repayment of promissory note to related parties	—	(2,000,000)	—
Proceeds from borrowings	—	—	844,000

Net cash provided by (used in) financing activities	912,000	(1,940,000)	28,417,000

Net change in cash and cash equivalents	5,570,000	(19,525,000)	13,450,000
Cash and cash equivalents at beginning of period	6,207,000	25,732,000	12,282,000

Cash and cash equivalents at end of period	$11,777,000	$6,207,000	$25,732,000

Supplemental cash flow information:
Cash paid for interest	$1,000	$20,000	$97,000
Cash paid for interest to related party	$—	$100,000	$—
Cash paid for income taxes	$10,907,000	$4,978,000	$2,287,000
Non cash investing and financing activities:

Contingent consideration accrued related to previous acquisition	$—	$—	$1,123,000

Amounts payable to related party in connection with purchase of MDSI	$—	$—	$2,000,000

Common stock issued in connection with acquisition of MDSI	$—	$—	$1,907,000

Expenditures for equipment in accounts payable	$27,000	$—	$—

Expenditures for capitalized software in accounts payable	$707,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Rounded to the nearest thousand)

	Number of Shares of Series A Preferred Stock	Series A Preferred Stock	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity

Balance, December 31, 2008	—	$—	8,451,000	$423,000	$30,439,000	$(9,012,000)	$21,850,000

Net income						6,759,000	6,759,000

Issuance of common stock from stock incentive plans			181,000	9,000	274,000		283,000

Issuance of common stock in public offering			1,725,000	86,000	26,421,000		26,507,000

Issuance of common stock from purchase of MDSI			120,000	6,000	1,901,000		1,907,000

Share-based compensation expense					604,000		604,000

Tax benefit for share based payments					1,447,000		1,447,000

Balance, December 31, 2009	—	$—	10,477,000	$524,000	$61,086,000	$(2,253,000)	$59,357,000

Net income						8,520,000	8,520,000

Issuance of common stock from stock incentive plans			99,000	4,000	671,000		675,000

Reduction of capitalizable expenses for public offering					56,000		56,000

Cancellation of restricted shares			(10,000)		1,000		1,000

Share-based compensation expense					1,394,000		1,394,000

Tax benefit for share based payments					160,000		160,000

Balance, December 31, 2010	—	$—	10,566,000	$528,000	$63,368,000	$6,267,000	$70,163,000

Net income						19,038,000	19,038,000

Issuance of common stock from stock incentive plans			124,000	6,000	821,000		827,000

Share-based compensation expense					1,262,000		1,262,000

Tax benefit for share based payments					152,000		152,000

Balance, December 31, 2011	—	$—	10,690,000	$534,000	$65,603,000	$25,305,000	$91,442,000

The accompanying notes are an integral part of this consolidated financial statement.

TRANSCEND SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Transcend Services, Inc., or Transcend, utilizes a combination of its proprietary Internet-based voice and data distribution technology, customer based technology and medical language specialists to convert physician voice recordings into electronic clinical documentation of patient encounters. Our medical language specialists in the United States predominantly work from home and those in India work predominantly in our two centers there. In addition, with the acquisition of Salar, Inc. in 2011, we also license and sell subscriptions to our template-based clinical documentation solutions and offer a charge capture solutions for physician billing.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Transcend Services, Inc. and its subsidiary companies (the “Company” or “Transcend”). All intercompany accounts and transactions have been eliminated in consolidation.

ACCOUNTING ESTIMATES

The preparation of the consolidated financial statements requires management to make estimates and assumptions based on knowledge of current events and actions; however, actual results may ultimately differ from estimates and assumptions. The calculations of the allowance for doubtful accounts, the fair value of goodwill and other intangible assets, the amount recognized related to uncertain tax positions and the amount of deferred taxes, for examples, all require the use of estimates and are based on management’s judgment.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13 to Topic 605, Revenue Recognition: Multiple-Deliverable Revenue Arrangements . This update addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this update addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This update is applicable to revenue arrangements entered into or materially modified during the first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The adoption of this accounting standard did not have a material impact on our financial statements.

In December 2010, the FASB issued ASU 2010-28 to Topic 350, Intangibles—Goodwill and Other : When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts . The amendments to the Codification in this update modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Goodwill of a reporting unit is required to be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update was effective starting in the first quarter of 2011 with early adoption not permitted. Adoption of this update did not have any impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29 to Topic 805, Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations . The amendments to the Codification in this ASU apply to any public entity that enters into business combinations that are material on an individual or aggregate basis and specify that the entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning in January 2011 with early adoption permitted. We have adopted this update for all acquisitions in 2011.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued ASU 2011-04 to Topic 820, Fair Value Measurements and Disclosures. The update, entitled Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. The update results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”) and also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The update is effective prospectively for interim and annual periods beginning after December 15, 2011. We do not expect that the adoption of this update will have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05 to Topic 220, Comprehensive Income. The update, entitled Comprehensive Income (Topic 220): Presentation of Comprehensive Income requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income. The amendment does not change what items are reported in other comprehensive income or the U.S. GAAP requirement to report reclassification of items from other comprehensive income to net income. The update is effective for interim and annual periods beginning after December 15, 2011. This update affects the presentation of financial information only. Accordingly, we do not expect that the adoption of this update will have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08 to Topic 350, Intangibles-Goodwill and Other. The update, entitled Testing Goodwill for Impairment, allows an entity to first assess qualitative factors in determining the necessity of performing the two-step quantitative goodwill impairment test. If, after assessing qualitative factors, an entity determines it is not likely that the fair value of a reporting unit is less than its carrying amount, performing the two-step impairment test is unnecessary. An entity also has the option to bypass the qualitative assessment and proceed directly to performing the first step of the two-step impairment test. The update will be effective for fiscal years beginning after December 15, 2011. We do not expect that the adoption of this update will have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12 to Topic 220, Comprehensive Income. The update, entitled Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, defers the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. The amendments of this ASU are effective at the same time as the amendments in ASU No. 2011-05 so that entities will not be required to comply with the presentation requirements in ASU No. 2011-05 that ASU No. 2011-12 is deferring. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not expect that the adoption of this update will have a material impact on our consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of our Indian subsidiaries are denominated in the local currency of the subsidiary and are re-measured into U.S. dollars (the functional currency) at period-end exchange rates, except nonmonetary assets and liabilities, which are re-measured at the historical rates of exchange prevailing when acquired. Income and expense items are re-measured at average rates of exchange prevailing during the year. Foreign currency exchange gains or losses from re-measurement are included in income. For the year ended December 31, 2010, we recognized a net loss on foreign currency transactions of $45,000 comprised of a net loss on hedging of $146,000 offset by a net gain of $41,000 on transactions and a net gain of $60,000 on re-measurement. For the year ended December 31, 2011, we recognized a net loss on foreign currency transactions of $581,000 comprised of a net loss on hedging of $790,000, a net loss on re-measurement of $119,000, partially offset by a net gain of $328,000 on foreign currency transactions.

DERIVATIVE INSTRUMENTS

When deemed appropriate, we use derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risk managed through the use of derivative instruments is foreign currency exchange rate risk. All derivatives are carried at fair value in the consolidated balance sheets in the line items prepaid expenses and other assets or other accrued liabilities, as applicable.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. We invest excess cash in money market deposit accounts and short-term investments. We monitor the financial condition of the institutions in which we have depository accounts and believe the risk of loss is remotely possible but not likely. At December 31, 2011, we did not have any uninsured cash and cash equivalents in the United States of America and $821,000 in India.

SHORT-TERM INVESTMENTS

Short-term investments consist of government notes and fully insured certificates of deposit in the United States and uninsured time deposits in India. These investments are classified as available-for-sale and carried at fair value based on quoted market prices (Level 1 inputs).

ACCOUNTS RECEIVABLE

Accounts receivable are recorded net of an allowance for doubtful accounts established to provide for losses on uncollectible accounts based on management’s evaluation of each account and historical collection experience. We reserve specific accounts once collection appears unlikely and record a general reserve on remaining outstanding receivables. We evaluate the adequacy of the allowance for doubtful accounts quarterly. Accounts outstanding longer than contractual payment terms are considered past due and are reviewed individually for collectability. Management considers the age of the receivable, the financial health of the customer and payment history to evaluate the collectability of accounts receivable. Accounts receivable are written off once all collection efforts are exhausted.

Our accounts receivable are subject to credit risk, as collateral is generally not required. Our ability to terminate services can be used to encourage customers to pay amounts due on delinquent accounts and mitigate our risk of loss. The carrying amount of our receivables approximates fair value. Although healthcare is generally considered to be a recession-resistant industry, negative changes to the overall economic environment and availability of credit can impact the financial health of customers and their ability to pay for services. Management has not seen any noticeable deterioration in accounts receivable, but will continue to monitor this area closely.

REVENUE AND COST RECOGNITION

Transcription service fee revenue is recognized as the related transcription work is performed on the basis of the number of lines, reports or characters transcribed times the contracted billing rate. Revenue is recognized for the period the transcription work was performed. Revenue is recognized net of any applicable sales tax. Our transcription revenue is all recurring in nature.

Direct costs of transcription service fee revenue include costs attributable to compensation for transcriptionists, fees paid for speech recognition processing, telephone expenses, recruiting, management, customer service, technical support for operations, and implementation of transcription services. Transcription compensation is a variable cost based on lines transcribed or edited multiplied by specified per-line pay rates that vary by individual as well as type of work. Speech recognition processing is a variable cost based on the minutes of dictation processed. All other direct costs referred to above are semi-variable operations infrastructure costs that periodically change in anticipation of or in response to the overall level of production activity.

With the August 2011 acquisition of Salar, we now have additional sources of revenue which include software licensing fees, software subscription fees, software support and maintenance fees and professional services fees. Our revenue recognition policies for the Salar contracts are in accordance with U.S. GAAP, principally ASC 985-605, Software Revenue Recognition. Salar contributed less than 1% of revenue in 2011.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation or amortization. Charges for depreciation and amortization of tangible capital assets are computed generally using the straight-line method over their estimated useful lives, which range from three to seven years. Depreciation and amortization expense for tangible capital assets totaled $1,915,000, $1,309,000 and $883,000 in 2011, 2010 and 2009, respectively, and is recorded entirely in operating expense.

All costs related to the development of internal use software other than those incurred during the application development stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized using the straight-line method over three years beginning when the software goes into operational use. Costs capitalized for the development of internal use software were $220,000, $250,000 and $256,000 in 2011, 2010 and 2009, respectively.

We retired fully depreciated property and equipment totaling $87,000, $85,000 and $0 that was no longer in service during 2011, 2010 and 2009, respectively.

Net property and equipment held by our Indian subsidiaries was $120,000 and $175,000 at December 31, 2011 and 2010, respectively.

CAPITALIZED SOFTWARE

We account for computer software development costs for products to be licensed or otherwise marketed to third parties in accordance with FASB ASC Topic 985— Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. As such, all costs incurred prior to the product achieving technological feasibility are expensed as research and development costs. Technological feasibility is established upon completion of all planning, designing, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. Upon achieving technological feasibility, programming costs are capitalized until the product is made available for general release to customers. The capitalized costs are amortized over the economic useful life of the product. At the end of 2009 we began to capitalize costs associated with the development of Encore, our next generation transcription platform. At the end of 2011, the product, which we intend to use internally and license or otherwise market to third parties, is still in development and thus amortization of capitalized costs has not begun. Encore was declared generally available on January 1, 2012. Costs capitalized for the development of products to be licensed or otherwise marketed were $3,996,000, $3,012,000 and $0 in 2011, 2010 and 2009, respectively. All additional capitalized software is reported in property and equipment since the software is for internal use only.

OTHER ASSETS

Other assets consist primarily of deferred costs of financing, deposits for leased facilities and income taxes receivable in India (see discussion of Income Taxes below).

GOODWILL AND OTHER INTANGIBLE ASSETS

We account for goodwill and other intangible assets in accordance with the provisions of FASB ASC Topic 350, Intangibles-Goodwill and Other. Under the provisions of this Topic, goodwill and other intangible assets that have indefinite useful lives are tested at least annually for impairment rather than being amortized like intangible assets with finite useful lives, which are amortized over their useful lives. We had goodwill of $46,822,000 and $35,368,000 at December 31, 2011 and 2010, respectively, and other net intangible assets related to acquisitions of $12,098,000 and $7,055,000 at December 31, 2011 and 2010, respectively.

Management reviews goodwill and intangibles for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In testing for impairment, management calculates the fair value of the reporting units to which the goodwill and intangibles relate based on market capitalization of the company as a whole. We have concluded that we operate in one reporting unit, clinical documentation solutions, since all of our revenue is derived from clinical documentation solutions and since we have one organization dedicated to the provision of our service.

In connection with certain of our acquisitions, we allocated a portion of the purchase price to acquired customer relationships, acquired technology, trademarks and covenants-not-to-compete using appraisals based on discounted cash flow analysis. The estimated fair values attributed to the relationships and covenants are being amortized over a period of two to ten years, which represented the estimated average remaining lives of the contracts and relationships. The estimated fair value attributed to acquired technology and trademarks is being amortized over a period of two to five years, which represented the estimated remaining life of the technology and trademarks.

We account for long-lived assets such as purchased intangible assets with finite lives under The Impairment or Disposal of Long-Lived Assets Subsections of Topic 360, Property, Plant and Equipment. This Subtopic requires that such long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets based on a discounted cash flow approach or, when available and appropriate, to comparable market values. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

There were no impairments recognized to goodwill or other intangible assets in the years ended December 31, 2011, 2010 and 2009.

FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with FASB ASC Topic 820, Fair Value Measures and Disclosure, the carrying value of short-term debt, which totaled $0 as of December 31, 2011 and $67,000 as of December 31, 2010, was estimated to approximate its fair value. The fair value of long-term debt is estimated based on approximate market interest rates for similar issues. Our other financial instruments including cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to the short-term nature of those assets and liabilities.

SELF FUNDED MEDICAL INSURANCE

In 2010, we moved to a self-funded medical insurance plan for our US based employees. We contracted with a separate administrative service company to supervise and administer the program and act as our representative. We have reduced the risk under this self-funded plan by purchasing stop-loss insurance coverage for claims in excess of prescribed limits. We record estimates for our claim liability based on information provided by the third-party plan administrators, historical claims experience, the life cycle of claims, expected costs of claims incurred but not paid, and expected costs to settle unpaid claims. We monitor our estimated insurance-related liabilities on a monthly basis. As facts change, it may become necessary to make adjustments that could be material to our results of operations and financial condition. This liability is subject to a total limitation that varies based on employee enrollment and factors that are established at each annual contract renewal. Actual claims experience may differ from our estimates. Costs related to the administration of the plan and related claims are expensed as incurred.

CONTINGENT CONSIDERATION PAYABLE

A contingent consideration payment was part of the agreement in connection with the acquisition of Transcription Relief Services (TRS). We estimate the fair value of these payables as of the purchase dates of each acquisition. FASB ASC, Topic 805, Business Combinations requires that these estimates are re-measured to fair value at each reporting date until the contingency is resolved. These interim changes in estimated fair value, along with any differences in the final settlement, are recognized in operating expense. The purchase date fair value of the TRS contingent consideration was $353,000. As of December 31, 2009, the value was calculated as $1,123,000. The $770,000 difference was recognized as operating expense in the fourth quarter of 2009 and the total amount of $1,123,000 was paid in February 2010.

Under the terms of the TRS asset purchase agreement, the seller had until February 28, 2010 to accept or dispute our calculation of the contingent consideration payment. On February 26, 2010, we received notice that the seller disputed our calculation and claimed an additional payment of approximately $1.9 million. We have evaluated this claim and believe that no additional payments are due under the calculations outlined in the asset purchase agreement.

In conjunction with the purchase of Medical Dictation Service, Inc. (MDSI) in 2009, the purchase date fair value of the MDSI contingent consideration was $270,000 in the third quarter of 2009. The contingent consideration in the amount of $235,000 was paid in the fourth quarter of 2009 resulting in a $35,000 reduction to operating expense in 2009.

STOCK-BASED COMPENSATION

Our stock-based awards are accounted for under the provisions of FASB ASC Topic 718, Stock Compensation. We measure and recognize stock-based compensation expense based on the fair value measurement for all share-based payment awards made to our employees and directors, including stock options and restricted stock awards over the service period for which the awards are expected to vest. We calculated the fair value of each restricted stock award based on our stock price on the date of grant. We calculated the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. The determination of fair value of stock option awards on the date of grant using an option-pricing model is affected by our stock price as well as a number of complex assumptions including expected life, expected volatility, risk-free interest rate and dividend yield. As a result, the future stock-based compensation expense may differ from our historical amounts.

INCOME TAXES

We account for our income taxes in accordance with FASB ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the income statement of the period of change. Deferred taxes are not provided on the undistributed earnings of non-U.S. subsidiaries where it is expected that the earnings of the foreign subsidiary will be indefinitely reinvested. Tax benefits of deductions earned on exercise of employee stock options in excess of compensation charged to earnings are credited to additional paid in capital.

This Topic also contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The U.S. tax years 2007 to 2010 remain open to examination by the major taxing jurisdictions to which we are subject. Additionally, upon inclusion of the net operating loss carryforward tax benefits in future tax returns, the related tax benefit for the period in which the benefit arose may be subject to examination. Management believes that the positions taken in our U.S. federal tax returns can be categorized as “Highly Certain” as defined by Topic 740.

We have provided for potential amounts due in a foreign tax jurisdiction. Judgment is required in determining our worldwide income tax expense provision. In the ordinary course of global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of cost reimbursement arrangements among related entities. Although management believes its estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals. Such differences could have a material impact on our income tax provision and operating results in the period in which such determination is made. In instances where our Indian subsidiaries have made payments to tax authorities while a tax assessment is under appeal, these amounts are netted against the long term tax liability as a result of the uncertainty regarding the ultimate resolution of the tax assessment. At December 31, 2010 these prepaid amounts totaled $3,027,000. During the year ended December 31, 2010, we made advance tax payments of approximately $83,000. At December 31, 2011 these prepaid amounts totaled $2,930,000. During the year ended December 31, 2011, we made advance tax payments of approximately $1,345,000.

In prior years, our Indian subsidiaries were subject to a Minimum Alternative Tax (“MAT”) since the entities were availing tax holiday benefits and hence the companies taxable profits as computed under normal tax laws were lower than book profits. MAT is paid in the form of advance tax based on estimated book profits for the financial year. Amounts paid can be claimed as a credit in subsequent years upon expiration of the tax holiday period. Given the probable positive earnings of the Indian entities as a result of transfer pricing agreements, we have recorded MAT credit entitlements as non-current assets. In 2011, the tax holiday benefits expired and we paid taxes based on the normal provision calculation but were able to utilize MAT credits created in prior years. During the year ended December 31, 2010, we paid MAT of $0 and the balance at December 31, 2010 was $555,000. During the year ended December 31, 2011, we paid MAT of $0 and utilized credits of $232,000. The balance at December 31, 2011 was $238,000.

NET EARNINGS PER SHARE

We account for earnings per share in accordance with FASB ASC Topic 260, Earnings per Share. Topic 260 requires the disclosure of basic net earnings per share and diluted net earnings per share. Basic net earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income per share gives effect to all potentially dilutive securities. Our stock options and warrants to purchase common stock are potentially dilutive securities. Stock options with exercise prices that are greater than the average market price are excluded from the calculation of diluted earnings per share because their effect would be anti-dilutive. In fiscal 2011, 2010 and 2009, we excluded 27,000, 88,000 and 152,000 out-of-the-money stock options, respectively, from the diluted earnings per share calculation.

The reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations are presented below:

	Year Ended December 31,
	2011	2010	2009
Numerator:
Net income	$19,038,000	$8,520,000	$6,759,000

Denominator:
Weighted average shares outstanding	10,654,000	10,495,000	8,613,000
Effect of dilutive securities
Common stock options	417,000	350,000	308,000

Denominator for diluted calculation	11,071,000	10,845,000	8,921,000

Basic earnings per share	$1.79	$0.81	$0.78

Diluted earnings per share	$1.72	$0.79	$0.76

2.	ACQUISITIONS

In the third quarter of 2011 we finalized our adjustments to the purchase price allocation of the October 2010 acquisition of Spryance, Inc. (“Heartland”). We identified three main adjustments:

1.	An uncertain tax position of approximately $6.8 million related to pre-acquisition tax returns filed by Heartland. In accordance with FASB ASC 740, we established a liability of $6.8 million for this uncertain tax position which increased goodwill by $6,984,000 and reduced the acquired deferred tax assets by $225,000. See Note 16 for further discussion.

2.	A $210,000 increase in goodwill and the tax contingent liability related to transfer-pricing with India.

3.	A $72,000 decrease in goodwill and a corresponding increase in the deferred tax asset related to completion of the limitation study of allowable net operating losses. See Note 16 for further discussion.

A reconciliation of the Heartland goodwill balance is as follows:

Balance December 31, 2010	$4,580,000

Purchase price allocation adjustments	7,122,000

Balance December 31, 2011	$11,702,000

The above measurement period adjustments, previously reported, were made retrospectively to the October 21, 2010 purchase date and are reflected retrospectively in the December 31, 2010 balance sheet as an increase of $7,122,000 to Goodwill, a decrease of $153,000 to the Deferred Tax Asset and an increase of $6,969,000 to the Uncertain Tax Position liability.

The final fair value of net identifiable liabilities acquired, updated for the retrospective adjustment are as follows:

Cash	$731,000

Accounts receivable	2,619,000

Fixed assets	621,000

Deferred tax asset	2,737,000

Other assets	1,571,000

Total identifiable assets	8,279,000

Accounts payable	307,000

Salaries and benefits payable	4,264,000

Uncertain tax position liability	9,746,000

Other liabilities	505,000

Total identifiable liabilities	14,822,000

Net identifiable liabilities	$(6,543,000)

The final purchase price allocation, including the retrospective adjustment is as follows:

Net identifiable liabilities	$(6,543,000)

Customer list	1,900,000

Covenant not to compete	190,000

Goodwill	11,702,000
Deferred tax liability	(757,000)

Total purchase price	$6,492,000

On April 29, 2011, we entered into an Agreement and Plan of Merger with DTS America, Inc. (“DTS”) and certain principal stockholders and acquired DTS America, Inc. through a merger of DTS Acquisition Corporation (a wholly-owned subsidiary of Transcend Services, Inc.) into DTS America, Inc. The aggregate consideration was $9,500,000, consisting of cash at closing of $8,900,000, $200,000 payable six months after receipt of financial statements and $400,000 payable one year after closing. As of December 31, 2011, none of the remaining $600,000 has been paid and is included in Other Accrued Liabilities on the Balance Sheet. We will pay $200,000 for the receipt of financial statements in the first quarter of 2012. There is no earn-out provision in the purchase agreement and no debt was assumed.

Founded in 1995, DTS was a medical transcription company that served approximately 30 hospitals plus a number of clinics and surgery centers in 13 states and generated approximately $12 million of annual revenue at the date of acquisition. We purchased DTS to capitalize on the potential for the acquired business to grow and leverage our fixed overhead costs across a larger revenue base.

We allocated the purchase price between goodwill, customer relationships and related deferred tax liability, covenant not to compete and net identifiable assets. We have included the results of DTS operations in our financial statements from the April 30, 2011 forward.

The following is a detailed list of the fair value of identifiable assets acquired and liabilities assumed in the DTS acquisition:

Cash	$119,000

Accounts receivable	1,179,000

Fixed assets	147,000

Deferred tax asset	3,721,000

Other assets	22,000

Total identifiable assets	5,188,000

Accounts payable	336,000

Benefits payable	377,000

Other liabilities	116,000

Total identifiable liabilities	829,000

Net identifiable assets	$4,359,000

The fair value of accounts receivable acquired approximated gross contractual amounts receivable. There were no assets arising from contingencies that were acquired in the transaction.

Goodwill of $3.2 million was recorded for the DTS acquisition. This consisted primarily of the synergies and economies of scale expected from combining the operations of Transcend and DTS and the value of the DTS assembled workforce. We have initially allocated the purchase price between goodwill, customer relationships and related deferred tax liability, covenant not to compete and net identifiable assets. Since this transaction was a stock purchase, goodwill and intangibles will not be deductible for income tax purposes. As permitted, we expect to finalize the purchase price allocation within one year of the purchase date. We do not expect any changes to the purchase price allocation to materially increase or decrease amortization expenses, but there could be an impact on the allocation between goodwill and the deferred tax asset as we have not completed the limitation study of allowable net operating losses.

As of December 31, 2011, the purchase price was allocated as follows:

Net identifiable assets	$4,359,000

Customer relationships	3,000,000

Covenant not to compete	70,000

Goodwill	3,205,000
Deferred tax liability	(1,134,000)

Total purchase price	$9,500,000

Intangible assets, except for goodwill, are amortized over their useful lives. The customer list is being amortized over ten years and the covenant not to compete over five years.

DTS revenue subsequent to the acquisition date of $6,380,000 is included in our Consolidated Statement of Operations for the year ended December 31, 2011. Since we have fully integrated the DTS operations, it is impossible to segregate net income related to the DTS operations for the year ended December 31, 2011.

On July 29, 2011, we entered into an Agreement and Plan of Merger with Salar, Inc. (“Salar”) and certain principal stockholders and acquired Salar through a merger of Salar Acquisition Corporation (a wholly-owned subsidiary of Transcend Services, Inc.) into Salar. The aggregate consideration was $11,000,000, consisting of cash at closing of $11,000,000, $1,000,000 of which is being held in escrow for a period of one year. There is no earn-out provision in the purchase agreement and no debt was assumed.

Founded in 1999, Salar is a software development and services company whose solutions are used by leading academic and community hospitals. Salar generated approximately $4 million of annual revenue at the date of acquisition. Salar’s product solutions provide a highly customizable and physician-friendly interface that integrates easily with existing electronic medical record systems. We purchased Salar for their expertise in clinical documentation and their technology, which we plan to integrate with our speech recognition products to give our customers added functionality and greater flexibility.

We allocated the purchase price between goodwill, customer relationships and related deferred tax liability, covenant not to compete, technology, trademarks and net identifiable assets. We have included the results of Salar operations in our financial statements from the close date forward.

The following is a detailed list of the fair value of identifiable assets acquired and liabilities assumed in the Salar acquisition:

Cash	$19,000

Accounts receivable	885,000

Unbilled revenue	386,000

Fixed assets	25,000

Other assets	35,000

Total identifiable assets	1,350,000

Benefits payable	80,000

Other liabilities	294,000

Total identifiable liabilities	374,000

Net identifiable assets	$976,000

The fair value of accounts receivable acquired approximated gross contractual amounts receivable. There were no assets arising from contingencies that were acquired in the transaction.

Initially, goodwill of $7.9 million was recorded for the Salar acquisition. This consisted primarily of the value of the Salar workforce. We have initially allocated the purchase price between goodwill, customer relationships and related deferred tax liability, covenant not to compete, technology, trademarks and net identifiable assets. After completion of Salar’s final tax return, an adjustment of $327,000 was made to goodwill to reflect an additional deferred tax liability. Since this transaction was a stock purchase, goodwill and intangibles will not be deductible for income tax purposes. As permitted, we expect to finalize the purchase price allocation within one year of the purchase date. We do not expect any changes to the purchase price allocation to materially increase or decrease amortization expenses, but there could be an impact on the allocation between goodwill and other intangible assets.

As of December 31, 2011, the purchase price was allocated as follows:

Net identifiable assets	$976,000

Customer relationships	1,800,000

Covenant not to compete	190,000

Technology	1,340,000

Trademarks	80,000

Goodwill	8,249,000
Deferred tax liability	(1,635,000)

Total purchase price	$11,000,000

Intangible assets, except for goodwill, are amortized over their useful lives. The customer list is being amortized over eight years, the covenant not to compete over four years, the technology over five years and the trademarks over two years.

Salar revenue and net income subsequent to the acquisition date of $1,128,000 and $83,000 respectively, are included in our Consolidated Statement of Operations for the year ended December 31, 2011. The net income excludes $183,000 of our transaction costs incurred.

Unaudited pro forma revenue and net income of the combined entity had the DTS and Salar acquisitions been completed on January 1, 2010 are as follows:

	SUPPLEMENTAL PRO FORMA INFORMATION Year Ended December 31,
	2011	2010

Revenue	$132,600,000	$111,890,000

Net Income	$19,460,000	$8,410,000

Adjustments have been made to move transaction costs to January 1, 2010 and to recognize the amortization of intangible assets and the related income tax impact in the periods presented. The pro forma information presented does not purport to be indicative of the results that would have been achieved had the acquisitions been made as of January 1, 2010.

3.	MAJOR CUSTOMERS

In September 2009, we announced that we had entered into a five-year single-source contract to provide medical transcription services to hospitals that are members of Health Management Associates, Inc., or HMA, effective October 1, 2009. Prior to signing this agreement, we had individual contracts with approximately 45 of HMA’s hospitals. The agreement expanded our existing relationship with HMA to include the HMA hospitals which were using other transcription service providers. As of January 2011, we had transitioned all of the existing HMA hospitals to Transcend. In addition, pursuant to the terms of the agreement, any future hospitals acquired or managed by HMA will transition to us as soon as practicable.

Revenue attributable to this agreement with HMA comprised 13.9%, 17.0% and 16.9% of our total revenue for the years ended December 31, 2011, 2010 and 2009, respectively. The decrease in percentage in 2011 from 2010 and 2009 is due primarily to the additional revenue from the businesses acquired by Transcend in 2010 and 2011.

Our top 10 customers (individual hospitals) accounted for approximately 14.2% of our 2011 transcription revenue compared to 16.5% in 2010 and 16.0% in 2009. These customers averaged $1.8 million of revenue each in 2011 compared to $1.5 million in 2010 and $1.4 million in 2009. Our average annual revenue per customer was approximately $326,000 in 2011 and $344,000 in 2010 and $349,000 in 2009.

4.	INVESTMENTS

Short-term investments consist of government notes in the United States and uninsured fixed rate bank deposits in India. These investments, which have a contractual maturity of less than one year, are carried at fair value based on quoted market prices (level 1 inputs). For both dates presented, the difference between the cost and the fair market value of all investments is considered immaterial and thus an adjustment to other comprehensive income has not been presented.

Description	December 31, 2011	December 31, 2010
Available-for-sale
Fixed rate bank deposits in India	$1,684,000	$848,000
U.S. Treasury Securities	—	19,606,000

Total short-term investments	$1,684,000	$20,454,000

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

We account for goodwill and other intangible assets in accordance with the provisions of FASB ASC Topic 350 –Intangibles-Goodwill and Other. Under this Topic, goodwill and intangible assets that have indefinite useful lives are tested at least annually for impairment rather than being amortized like intangible assets with finite useful lives, which are amortized over their useful lives. A portion of the respective purchase prices of the acquisitions of Medical Dictation, Inc. (“MDI”) and PracticeXpert in 2005, OTP Technologies, Inc. (“OTP”) in 2007, DeVenture Global Partners, Inc. (“DeVenture”), Transcription Relief Services, Inc. (“TRS”) and Medical Dictation Services, Inc. (“MDSI”) in 2009, Heartland in 2010 and DTS and Salar in 2011 were attributed to goodwill and other intangible assets.

Goodwill and Other Intangible Assets

(Rounded to the nearest thousand)

		December 31, 2011			December 31, 2010
	Useful Life in Years	Gross Assets	Accumulated Amortization	Net Assets	Gross Assets	Accumulated Amortization	Net Assets
Goodwill		$46,822,000	$—	$46,822,000	$35,368,000	$—	$35,368,000
Amortized intangible assets:

Covenants not to compete	4 - 5	478,000	164,000	314,000	218,000	101,000	117,000

Trademarks	2	80,000	17,000	63,000	—	—	—

Technology	2 - 5	1,530,000	225,000	1,305,000	190,000	19,000	171,000
Customer relationships	5-10	13,181,000	2,765,000	10,416,000	8,381,000	1,614,000	6,767,000

Total goodwill and intangible assets		$62,091,000	$3,171,000	$58,920,000	$44,157,000	$1,734,000	$42,423,000

Amortization expense totaled $1,437,000, $720,000, and $484,000 for the years ended December 31, 2011, 2010 and 2009, respectively. Estimated amortization expense for the next five fiscal years is as follows:

Fiscal Year	Amount

2012	$1,847,000

2013	$1,750,000

2014	$1,712,000

2015	$1,674,000

2016	$1,527,000

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC Topic 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value and expands financial statement disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This Topic requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

In accordance with FASB ASC Topic 825, Financial Instruments, the carrying value of short-term debt, which totaled $0 as of December 31, 2011 and $67,000 at December 31, 2010, was estimated to approximate its fair value. The fair value of debt is estimated based on approximate market interest rates for similar issues. Our other financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short-term nature of those assets and liabilities.

Investments are classified as available-for-sale and valued using Level 1 inputs (quoted prices in active markets) and carrying value approximates fair value.

The following table summarizes the carrying amounts and fair values of short-term investments at December 31, 2011:

Description	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale
Fixed rate bank deposits in India	$1,684,000	$1,684,000	$—	$—

Total short-term investments	$1,684,000	$1,684,000	$—	$—

The following table summarizes the carrying amounts and fair values of short-term investments at December 31, 2010:

Description	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale
Fixed rate bank deposits in India	$848,000	$848,000	$—	$—
U.S. Treasury Securities	19,606,000	19,606,000	—	—

Total short-term investments	$20,454,000	$20,454,000	$—	$—

7.	BORROWING ARRANGEMENTS

Credit Facility

On August 31, 2009, Transcend and MDSI entered into a loan and security agreement with Regions Bank. Transcend and MDSI are both “borrowers” under the loan and security agreement, which replaced our previous credit facility. The loan and security agreement includes a one-time, four-year term loan of $7.0 million for the costs and expenses of, and, to the extent necessary, a portion of the purchase price for MDSI. The loan and security agreement also provides for up to $5.0 million in a revolving loan commitment based on eligible accounts receivable. We may use proceeds of the revolving loan only for working capital, general corporate purposes, and for specified acquisitions. We used $4.0 million of the proceeds from the follow-on offering of our common stock completed in the fourth quarter of 2009 to pay down the term loan. The original revolving loan commitment expired in August, 2010 and has been renewed annually since then, with the current expiration in August 2012. When it was renewed in August, 2011, the revolving loan commitment was increased to $10.0 million. Borrowings bear interest at a rate based on the current LIBOR (3.40 % as of December 31, 2011), and are secured by substantially all of our assets. The outstanding balance on the term loan of $67,000 was paid off in June, 2011 and the balance at December 31, 2011 was $0. The balance on the revolver was $0 as of December 31, 2011 and December 31, 2010. We utilized the revolving loan infrequently and for no more than one day in duration of each loan during the year ended December 31, 2011.

The loan and security agreement contains representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. Among other things, the loan and security agreement restricts us from incurring certain additional debt, prohibits us from creating, permitting or allowing certain liens on our property, restricts the payment of dividends, distributions and other specified equity related transactions, and prohibits certain borrowings and specified transactions with affiliates. The loan and security agreement also requires the maintenance of a specified minimum fixed charge coverage ratio, tangible net worth, and cash flow leverage, as defined in the agreement. As of December 31, 2011, we were in compliance with all covenants of the agreement.

On April 8, 2010, Transcend and MDSI entered into a commitment letter for a senior secured credit facility in an aggregate principal amount of up to $65,000,000 with Regions Business Capital, Regions Capital Markets and Regions Bank (collectively, “Regions”). We intended to use part of the proceeds from the credit facility to fund our bid for substantially all of the assets of Spheris, Inc. (“Spheris”) and the stock of its subsidiary, Spheris India Private Limited (“Spheris India”). Spheris declared bankruptcy under Chapter 11 and an auction under Section 363 of the United States Bankruptcy Code was held for substantially all of the assets of Spheris and the stock of Spheris India, subject to the terms of a stock and asset purchase agreement. The United States Bankruptcy Court for the District of Delaware established a bid process whereby interested parties, including us, submitted qualified bids on April 8, 2010. Qualified bidders participated in the auction held on April 13, 2010. We were not the successful bidder in the auction and did not enter into the new credit facility. In accordance with the commitment letter, the commitment terminated on May 28, 2010 because the definitive credit agreement and other legal documents related to the senior credit facility were not executed by that date. We expensed approximately $300,000 and $61,000 of costs related to the credit facility in the first quarter and second quarter of 2010, respectively, that would have been capitalized if the credit facility had closed.

OTP Promissory Note

On January 16, 2007, we entered into a three-year $330,000 unsecured promissory note in conjunction with the purchase of OTP. The note bore interest at 5.0% and the principal was repaid as follows: $110,000 on January 16, 2008; $55,000 on July 16, 2008; $55,000 on January 16, 2009; $55,000 on July 16, 2009 and $55,000 on January 16, 2010. This note was paid in full in January 2010.

MDSI Promissory Note

On August 31, 2009, we entered into a one-year $2,000,000 unsecured promissory note at 5% interest, payable to Dorothy Fitzgerald, in conjunction with the purchase of MDSI. All principal and interest was due and paid at maturity on August 31, 2010.

8.	ACCRUED COMPENSATION AND BENEFITS

Accrued compensation and benefits consisted of the following at December 31, 2011 and 2010:

	2011	2010

Accrued compensation	$2,702,000	$2,905,000

Accrued payroll taxes	685,000	654,000

Other accrued compensation and benefits	167,000	107,000

Total accrued compensation and benefits	$3,554,000	$3,666,000

9.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following at December 31, 2011 and 2010:

	2011	2010

Vendor expense	$1,754,000	$1,233,000

Payable to DTS	600,000	—

Deferred revenue	456,000

Employee medical insurance claims incurred but not paid	492,000	735,000

Legal expense	1,179,000	67,000

Other accrued expenses	439,000	145,000

Total accrued expenses	$4,920,000	$2,180,000

10.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following at December 31, 2011 and 2010:

	2011	2010

Uncertain tax position	$2,084,000	$9,616,000

Long-term employee benefits	273,000	500,000

Deferred rent	108,000	148,000

Total other long-term liabilities	$2,465,000	$10,264,000

11.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

During 2011, we entered into or acquired lease commitments totaling $313,000. During 2010, we entered into or acquired lease commitments totaling $2,169,000 for additional operating lease space.

Future minimum annual rental obligations under non-cancelable operating leases with initial terms of at least one year as of December 31, 2011 are as follows:

Fiscal Year Ended	Amount

2012	$1,195,000

2013	669,000

2014	640,000

2015	119,000

2016	—

Thereafter	—

$2,623,000

Rental expense was $1,009,000, $956,000, and $1,167,000 for the years ended December 31, 2011, 2010, and 2009 respectively.

Litigation

From time to time in the normal course of business, we are involved in legal proceedings. We evaluate the need for loss accruals under the requirements of FASB ASC 450—Contingencies. We record an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then we record the minimum amount in the range as our loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

On June 10, 2005, we entered into a master equipment lease agreement with Farnam Street Financial, Inc. (“Farnam Street”). On April 22, 2009, we filed a complaint in the United States District Court for the District of Minnesota against Farnam Street, alleging breach of contract, fraud and violation of the Deceptive Trade Practices Act, among other things. Farnam Street answered the complaint and filed a counter-claim against us, alleging breach of contract, among other things. The dispute centered on lease renewal, lease termination and lease buy-out provisions. On May 12, 2010, we finalized a settlement with Farnam Street and paid $720,000 to buy out the equipment leases. The settlement amount was allocated as $540,000 against amounts previously expensed and $180,000 was set up as a fixed asset with a useful life of one year.

On May 6, 2010, TRS, which we acquired in May 2009, filed a civil action against us in the United States District Court for the Middle District of North Carolina. The dispute centers around the contingent consideration payable under the TRS asset purchase agreement. The TRS asset purchase agreement provided for a contingent consideration payment of up to $3.0 million based on TRS fourth quarter 2009 revenue and TRS December 31, 2009 backlog. We calculated a fourth quarter 2009 revenue contingent consideration payment of $1,123,000, which was paid in February 2010. On February 26, 2010, we received notice that TRS disputed our calculation and claimed an additional payment of $1,877,000. We responded on March 10, 2010, stating that TRS’s objections were without merit and asking that the dispute be postponed pending delivery of the backlog contingent payment calculation. TRS agreed to the postponement. On March 30, 2010, we delivered the backlog contingent payment calculation to TRS showing an amount payable of $0. TRS objected to our backlog contingent payment calculation. TRS generally alleges that we frustrated their ability to maximize the contingent payment. TRS seeks compensatory damages of approximately $1,877,000, unspecified damages, attorneys’ fees, interest and costs. The Court has directed that a portion of the dispute be submitted to binding arbitration, which has not yet commenced. The lawsuit is in the early procedural stages and the ultimate outcome cannot be determined at this time. We have evaluated this claim and the civil action and believe that no additional payments are due under the calculations outlined in the asset purchase agreement.

12.	RETIREMENT PLAN

We maintain a 401(k) retirement plan that covers all eligible US employees. Employees are eligible to contribute amounts to the plan subject to certain minimum and maximum limitations. We match employee contributions on a discretionary basis as determined by the Board of Directors. We made $350,000, $235,000 and $171,000 of matching cash contributions in 2011, 2010 and 2009, respectively. Going forward, we intend to continue matching 50% of the first 4% of employee’s compensation contributed to the plan, subject to our financial performance.

Eligible employees of our Indian subsidiaries are covered by the Provident Fund (the “Plan”) and the Payment of Gratuity Act (the “Act”). Both the Plan and the Act are unfunded plans. Contributions to the Plan are based on a fixed percentage of eligible employees’ salaries. During the year ended December 31, 2011 we made contributions of $181,000 to cover the estimated benefits provided during the current year which are administered by the Indian government. The Act provides for certain benefits to be paid to eligible employees upon termination of employment. As of December 31, 2011 and 2010 we had an accrued benefit obligation relating to the Act of $214,000 and $447,000, respectively. During the year ended December 31, 2011 and 2010 we made Act payments of $191,000 and $21,000, respectively.

13.	STOCKHOLDERS’ EQUITY

On August 31, 2009, we issued 119,940 shares of common stock, $0.05 par value, to Dorothy K. Fitzgerald as a portion of the purchase price paid to her for MDSI. On that date the shares had a market value of $1,907,046 based on a closing price of $15.90.

In December, 2009, we completed a follow-on offering of our common stock, and we issued 1,725,000 shares and raised $26.5 million in net proceeds after underwriters discount and transaction costs.

Subject to the rights of any holder of shares of the our preferred stock, each holder of common stock is entitled to one vote per share for the election of directors as well as other matters, to dividends as and when declared by the Board of Directors, and, upon liquidation, to share in net assets prorata in accordance with his holdings. Our common stock has no preemptive, redemption, conversion or subscription rights, and all outstanding shares of company common stock are fully paid and non-assessable. The Board of Directors has the power, without further action by the holders of shares of company common stock, to divide any and all shares of company preferred stock into series and to fix and determine the relative rights and preferences of company preferred stock, such as the designation of the series and the number of shares constituting such series, voting rights, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights, if any. Issuances of preferred stock by the Board of Directors may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of company common stock and may dilute the voting rights of such holders.

We had 10,689,598 and 10,565,932 shares of common stock and no shares of preferred stock outstanding as of December 31, 2011 and 2010, respectively.

14.	TRANSACTIONS WITH RELATED PARTIES

On August 31, 2009, we acquired all issued and outstanding shares of MDSI common stock from Dorothy Fitzgerald for an estimated purchase price of $15,487,000. Payment of the purchase price included a $2,000,000 payment due at the delivery of audited financial statements and a $2,000,000 promissory note payable to Ms. Fitzgerald, the terms of which are described in Note 7 “Borrowing Arrangements.” In addition, we entered into a registration rights agreement, dated August 31, 2009, providing Ms. Fitzgerald with “piggyback” registration rights. Ms. Fitzgerald was employed by us until the third quarter of 2011.

15.	STOCK BASED COMPENSATION

General

We have six stockholder-approved stock incentive plans (“Plans”), for our key employees, directors and key consultants. The Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock awards, and, in the case of the plans approved by the shareholders on May 10, 2007 and May 19, 2009, restricted stock units and stock appreciation rights. We intend to grant new awards under only the 2009 Stock Incentive Plan (“2009 Plan”). The 2009 Plan was amended on June 1, 2011 to increase the number of shares available for grant by 500,000 and to require shareholder approval to reprice awards under the 2009 Plan. No such repricing has ever been done nor is it anticipated to be done in the future. The options are granted at fair market value, as defined in the option agreement, on the date of grant. There were 673,096 shares available for issuance at December 31, 2011.

Our stock-based awards are accounted for under the provisions of FASB ASC Topic 718 – Stock Compensation. We measure and recognize stock-based compensation expense based on the fair value measurement for all stock-based payment awards made to our employees and directors over the service period for which the awards are expected to vest. We calculate the fair value of each restricted stock award based on our stock price on the date of grant and the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. The determination of fair value of stock option awards on the date of grant using an option-pricing model is affected by our stock price as well as a number of assumptions including expected life, expected volatility, risk-free interest rate and dividend yield. As a result, the future stock-based compensation expense may differ from our historical amounts.

In June 2010, we implemented an equity tracking software system. In the course of that implementation, it came to our attention that we had three issues with our historical expense calculations that we broke into two categories: (1) cumulative adjustments and (2) first quarter 2010 restricted stock vesting. We concluded that these adjustments should be considered “correction of errors” as opposed to “changes in estimates” based on the definitions set out in FASB ASC Topic 250 – Accounting Changes and Error Corrections . We performed an analysis under SAB108 – Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (SAB108), and used the materiality guidance of SAB99 – Materiality (SAB99) to determine whether or not the impact to any one period or the cumulative impact on a given period was material enough to require a restatement to previously filed financial statements.

The cumulative adjustment is the result of netting two offsetting issues. The first issue involved the use of estimated forfeiture rates and the required true-up to actual forfeiture rates for all awards issued between 2006 and 2010, and the second issue was a mathematical error in the calculation of the volatility rate used to establish the grant date fair value of awards issued from 2008 to 2010. Since both adjustments impact the same financial statement item, stock-based compensation expense, we determined that they could be combined into one net adjustment of additional expense of $445,000 ($308,000 of which related to periods prior to 2010). Based on our analysis and an evaluation of materiality, which required us to assess both qualitative and quantitative factors, it was determined that the adjustment was not material to any prior reporting periods or to the expected annual results for 2010; therefore, the entire adjustment was recorded in the second quarter of 2010.

The second category related to the vesting of certain restricted stock awards in the first quarter of 2010. At the time of vesting in the first quarter of 2010, only $124,000 of the total stock-based compensation expense of $355,000 had been recorded. The difference of $231,000 should have been recorded as additional compensation expense in the first quarter of 2010. Based on our analysis, it was determined that the adjustment was not material to the first quarter and did not require a restatement of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. In accordance with SAB108, the entry was recorded as a first quarter of 2010 adjustment in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and has been and will be reflected in any future filing of the financial information for the period ending March 31, 2010 and the year ended December 31, 2010.

The following table shows the impact of the adjustment and the revised financial information for the quarter ended March 31, 2010.

	Quarter ended March 31, 2010 as Reported	Adjustment	Quarter Ended March 31, 2010 as Revised

Revenue	$22,206,000		$22,206,000

Gross profit	7,480,000		7,480,000

General and administrative expense	3,528,000	231,000	3,759,000

Operating expense	4,805,000	231,000	5,036,000

Operating income	2,675,000	(231,000)	2,444,000

Income tax provision	1,016,000	(78,000)	938,000

Net income	1,632,000	(153,000)	1,479,000

Earnings per share - basic	0.16	(0.02)	0.14

Earnings per share - diluted	0.15	(0.01)	0.14

As of December 31, 2011, the total number of options issued and outstanding, the weighted average exercise price and number of options available for future issuance under approved equity compensation plans was as follows:

Number of securities to be issued upon exercise	753,931

Weighted average exercise price	$8.49

Number of options available for future issuance	673,096

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model that uses the assumptions or range of assumptions noted in the following table. The weighted average grant date fair value of options granted was $13.39 in 2011, $7.87 in 2010 and $4.76 in 2009. The risk-free interest rate for the period matching the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The dividend yield is the calculated yield on our stock at the time of grant. The expected term of the options represents the period of time that options granted are expected to be outstanding and is derived by analyzing historic exercise behavior along with currently outstanding options. The maximum contractual term of the options is ten years. Expected volatilities are based on the historic volatility of our common stock. The expected forfeiture rates are based on historical forfeiture rates. In 2010, we began segregating option holders into groups such as Board of Directors, Executive Officers, Management and Other. This enabled us to calculate expected term and forfeiture rate based on the actual experiences within each group. The assumptions used for all options granted in 2011, 2010 and 2009 are as follows:

	2011	2010	2009

Risk-free interest rate	1.06% to 2.37%	0.46% to 2.09%	1.85% to 2.06%
Expected dividend yield	0%	0%	0%

Expected term	5.52 to 5.66 years	1.53 to 5.7 years	2.00 to 4.00 years

Expected volatility	57.86% to 58.23%	44.89% to 64.58%	90.39% to 115.2%

Expected forfeiture rate	19.15%	0% to 20.64%	50%

Exercise price of options issued	$21.98 to $26.09	$13.03 to $20.72	$13.04 to $16.34

Transactions involving our stock options for the years ended December 31, 2009, 2010 and 2011 were as follows:

	Number of Shares Subject to Stock Options	Share Price Range	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value*
Outstanding at December 31, 2008	912,267	$0.74 to $19.96	$6.90	7.7 years	$2,817,000

Granted	62,500	$13.04 to $16.34	$14.76
Forfeited	(19,000)	$3.40 to $16.34	$12.98

Exercised	(92,250)	$0.74 to $16.69	$3.07		$1,114,000

Outstanding at December 31, 2009	863,517	$1.34 to $19.96	$7.75	7.0 years	$11,761,000

Granted	152,500	$13.03 to $20.72	$16.24
Forfeited	(52,500)	$3.40 to $20.72	$12.90

Exercised	(90,750)	$2.00 to $16.34	$7.56		$894,000

Outstanding at December 31, 2010	872,767	$2.00 to $20.72	$8.91	6.6 years	$9,321,000

Granted	29,500	$21.98 to 26.09	$25.28

Forfeited	(69,500)	$9.93 to 26.09	$18.77

Exercised	(78,836)	$2.44 to $19.02	$10.39		$1,052,000

Outstanding at December 31, 2011	753,931	$2.00 to 26.09	$8.49	5.4 years	$11,490,000
Exercisable at December 31, 2011	612,885	$2.00 to $19.96	$7.04	4.9 years	$10,229,000

*	The aggregate intrinsic value is based on a closing stock price of $23.73 as of December 30, 2011.

The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar prices and grant dates as of December 31, 2011.

	2011
	Outstanding Options			Options Exercisable
Actual Range of Exercise Price	Outstanding at December 31,	Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable at December 31,	Weighted Average Exercise Price
$2.00 – $3.40	256,142	4.3 years	$2.99	256,142	$2.99

$3.41 – $10.00	181,375	3.8 years	$6.58	162,250	$6.18
$10.01 – $13.04	187,539	6.9 years	$11.84	139,618	$11.76

$13.05 – $20.00	115,375	7.8 years	$16.37	54,875	$16.51
$20.01 – $26.09	13,500	9.4 years	$24.72	—	$—

	753,931	5.4 years	$8.49	612,885	$7.04

In 2011, we issued 30,580 shares of restricted stock to certain participants under the 2009 Plan. Our directors were issued 9,580 of these shares which vest over three years. The remaining 21,000 shares were issued to employees, of which 15,000 shares are performance based vesting in 25% increments March 2012 through 2015 and 6,000 shares are time based and vest over four years. We use the average of the grant date high and low stock price along with expected forfeiture rates of 0% to 29.28% to calculate fair value of restricted stock awards issued. During the first quarter of 2011, 18,000 shares of performance based restricted stock were forfeited due to the failure to meet 2010 performance measures required for the vesting of these shares. The total fair value of shares vested during 2011, 2010 and 2009 was $0, $355,395 and $19,460, respectively. Transactions involving our restricted stock for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested restricted stock outstanding at December 31, 2008	—	$—

Granted	89,000	$16.34

Forfeited	(500)	$13.04

Vested	(1,500)	$13.04

Non-vested restricted stock outstanding at December 31, 2009	87,000	$16.34

Granted	45,500	$16.14

Forfeited	(11,250)	$16.34

Vested	(21,750)	$16.34

Non-vested restricted stock outstanding at December 31, 2010	99,500	$16.25

Granted	30,580	$25.41

Forfeited	(22,000)	$18.11

Vested	—	$—

Non-vested restricted stock outstanding at December 31, 2011	108,080	$18.46

We recognized stock-based compensation expense under FASB ASC Topic 718 – Compensation-Stock Compensation of approximately $1,262,000, $1,394,000 and $604,000 for the years ended December 31, 2011, 2010 and 2009, respectively. These totals include the adjustment to stock-based compensation expense in the first quarter of 2010 discussed above. As of December 31, 2011, we had approximately $1,500,000 of future equity-based compensation expense which we expect to record in our statements of operations through 2015. The total fair value at grant date of awards which vested during 2011, 2010 and 2009 was $649,000, $777,000 and $720,000, respectively.

16.	INCOME TAXES

We determine our periodic income tax provision based upon the current period taxable income and our annual estimated tax rate adjusted for any change to prior period estimates. The estimated tax rate is revised, if necessary, as of the end of each successive interim period during the fiscal year to our current annual estimated tax rate.

Since our October 21, 2010 acquisition of Heartland, we have been conducting business operations in India. The Indian operations are conducted through both flow-through entities and foreign controlled corporations. We have included the Indian results from operations conducted through the flow-through entities in our U.S. current and deferred income tax provision calculation. We have undistributed foreign earnings in the foreign corporations, which we intend to permanently reinvest overseas. We also intend to reinvest future foreign earnings overseas. Therefore, no U.S. corporate income taxes have been provided on undistributed foreign earnings of the foreign corporations.

Current provisions for state income taxes of $398,000, $516,000 and $441,000 were recorded in 2011, 2010 and 2009, respectively, for states in which we pay alternative minimum tax or no net operating loss carryforwards were available. Income tax expense (benefit) was as follows:

	2011	2010	2009
Current:

Federal	4,662,000	4,758,000	2,985,000

State	398,000	516,000	441,000

Foreign	604,000	133,000	—

Settlement of uncertain tax position	(6,759,000)	—	—

Total current	(1,095,000)	5,407,000	3,426,000

Deferred:

Federal	1,868,000	310,000	636,000

State	347,000	83,000	(18,000)

Settlement of uncertain tax position	(153,000)	—	—

Foreign	(14,000)	22,000	—

Valuation allowance	—	—	(7,000)

Total deferred	2,048,000	415,000	611,000

Income tax expense	$953,000	$5,822,000	$4,037,000

A reconciliation between the amount determined by applying the federal statutory rate to income before income taxes and income tax expense (benefit) is as follows:

	2011		2010		2009
	Amount	Rate	Amount	Rate	Amount	Rate

Income tax expense at federal statutory rate	$6,997,000	35.0%	$4,881,000	34.0%	$3,671,000	34.0%
State and local tax expense, net of federal benefit	607,000	3.1%	424,000	3.0%	262,000	2.4%
Stock-based compensation and other permanent items	76,000	0.4%	209,000	1.5%	120,000	1.1%

Decrease in valuation allowance	(72,000)	(0.4)%	—		(7,000)	**

Non-deductible transaction costs	124,000	0.6%	94,000	0.7%	—

Income from foreign entities	—		68,000	0.5%	—

Tax effect of foreign operations	252,000	1.3%	—		—

Settlement of uncertain tax position	(6,912,000)	(34.6)%	—		—

Other	(119,000)	(0.6)%	146,000	0.9%	(9,000)	**

Income tax expense / effective tax rate	$953,000	4.8%	$5,822,000	40.6%	$4,037,000	37.4%

**	Less than 0.1%

At December 31, 2011 we had a net deferred tax liability of $297,000 as compared to a net deferred tax asset of $799,000. The December 31, 2010 balances have been adjusted to reflect the following retroactive adjustments related to the 2010 purchase of Heartland, a $153,000 decrease to the deferred tax asset, and a $2,900.000 increase to the deferred tax assets and a corresponding $2,900,000 increase to the valuation allowance. The components of the net deferred tax assets as of December 31, 2011 and 2010 were as follows:

	2011			2010
	Current	Long-Term	Total	Current	Long-Term	Total

Deferred tax assets:
Net operating loss carry forward		5,931,000	5,931,000	113,000	2,325,000	2,438,000

Allowance for bad debts	65,000		65,000	45,000		45,000
Share based compensation		792,000	792,000		238,000	238,000

Compensation accruals	60,000		60,000	149,000		149,000

Foreign tax credits		2,900,000	2,900,000		2,900,000	2,900,000

Foreign tax asset		264,000	264,000		327,000	327,000

Intangibles		311,000	311,000

Deferred rent	57,000	—	57,000		57,000	57,000

Other	38,000	197,000	235,000	22,000	55,000	77,000

Total	220,000	10,395,000	10,615,000	329,000	5,902,000	6,231,000

Deferred tax liabilities:

Intangible assets		(4,064,000)	(4,064,000)		(1,913,000)	(1,913,000)
Capitalized software		(2,656,000)	(2,656,000)

Fixed assets		(562,000)	(562,000)		(252,000)	(252,000)
Cash to accrual		(235,000)	(235,000)
Prepaid expenses	(237,000)		(237,000)

Other		(20,000)	(20,000)		(57,000)	(57,000)

Total	(237,000)	(7,537,000)	(7,774,000)		(2,222,000)	(2,222,000)
Total deferred tax asset (liability), net	(17,000)	2,858,000	2,841,000	329,000	3,680,000	4,009,000

Valuation allowance	—	(3,138,000)	(3,138,000)		(3,210,000)	(3,210,000)

Net deferred tax asset (liability)	$(17,000)	(280,000)	(297,000)	329,000	470,000	799,000

A valuation allowance is required to be recorded against deferred tax assets if, based on the available evidence, it is more likely than not that such assets will not be realized. When assessing the need for a valuation allowance, appropriate consideration should be given to all positive and negative evidence related to the realization of the deferred tax assets. This evidence includes, among other things, the existence of current and cumulative losses, forecasts of future profitability, the length of statutory carry-forward periods, our experience with loss carry-forwards expiring unused, and available tax planning strategies. At December 31, 2011 and December 31, 2010, we have recorded a valuation allowance of $3,138,000 and $3,210,000 related to expected future utilization of state net operating loss carry-forwards and foreign tax credits resulting from recent acquisitions. The conclusion to record the valuation allowance is based on the inability to predict, with any degree of certainty, whether we will generate income in the corresponding jurisdictions necessary to utilize these tax attributes.

With the 2010 acquisition of Heartland and the 2011 acquisition of DTS, we acquired net operating loss carry-forwards of approximately $17.3 million for Heartland and $23.4 million for DTS, which relate to losses incurred prior to their acquisition by Transcend. These net operating loss carry-forwards will begin to expire in 2023. As a result of the acquisitions, future utilization of these net operating loss carry-forwards is subject to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. As a result of the preliminary Section 382 analysis we expect $10.2 million and $14.1 million, for Heartland and DTS respectively, to expire unused. We have not established a deferred tax asset for those net operating loss carry-forwards which are expected to expire unused. Based on historical earnings and expected future taxable income, we have established a deferred tax asset in the amount of $2.4 million for Heartland and $3.5 million for DTS, representing the tax benefits related to the available net operating loss carry-forwards. We believe all of the net operating loss carry-forward recorded as a deferred tax asset will be fully utilized before expiration, thus no valuation allowance has been recorded with respect to these federal operating loss carry-forwards. During the third quarter, 2011, we finalized the Section 382 analysis for the Heartland acquisition and have recorded an increase of $72,000 to goodwill. We plan to complete the same analysis for the DTS net operating loss carry-forward by the second quarter of 2012. In 2011, 2010 and 2009, we utilized net operating losses of $738,000, $657,000 and $5,163,000, respectively.

With limited exception, we are no longer subject to examination by the U.S. federal or state tax authorities for years prior to 2007. We are currently under examination by the Indian tax authorities for the 2003 through 2011 tax years and by the Internal Revenue Service for 2009. We have accrued for potential additional tax liabilities associated with these examinations and do not believe the ultimate resolution will have a material impact on our operations.

We account for all potentially uncertain tax positions in accordance with the provisions in FASB ASC Topic 740- Income Taxes which prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of our uncertain tax positions by the United States Internal Revenue Service or other taxing jurisdictions.

The initial evaluation of uncertain tax positions resulting from the 2010 acquisition of Heartland was related to intercompany transfer pricing, a liability was established at acquisition and had a balance of $4,681,000 at December 31, 2010, adjusted for a retrospective adjustment of $141,000 and an interest allocation adjustment of $(504,000). In 2011, we received a final transfer pricing decision for three tax periods for a total adjustment of $(471,000) that was deducted from the liability and run through current tax expense. We have been adding to the liability for additional taxes on current operations. At December 31, 2011, the tax liability balance is $3,487,000. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance December 31, 2009	$—

Additions based on tax positions related to the current year	89,000

Increase due to business combination (1)	4,269,000

Reductions for tax positions of prior years	—

Balance December 31, 2010 (2)	4,358,000

Additions based on tax positions related to the current year	314,000
Settlement of prior years	(471,000)

Reductions for tax positions of prior years	—
Impact of rate change	(675,000)

Balance December 31, 2011 (3)	$3,526,000

(1)	Reflects retrospective adjustment of $141,000 and reallocation of interest of $(504,000) and the reclassification of the liability related to the MDSI acquisitions of $40,000
(2)	This amount is offset on the balance sheet by advance tax payments of $2,928,000
(3)	This amount is offset on the balance sheet by advance tax payments of $3,027,000

We recognize additional accrued interest and penalties related to gross unrecognized tax benefits in income tax expense. As of December 31, 2011 and 2010, accrued interest and penalties related to unrecognized tax benefits was $1,485,000 and $1,491,000 (adjusted $504,000 for interest reallocation of the total liability), respectively. As of December 31, 2011, we do not expect the unrecognized tax benefits to change significantly over the next 12 months.

During the second quarter of 2011, we identified an uncertain tax position pursuant to ASC 740 that resulted in recording a liability of approximately $5,300,000. Further analysis was done in the third quarter, and the liability was adjusted to $6,759,000. This uncertain tax position related to prior tax returns filed by Heartland prior to the 2010 acquisition with respect to the deduction of certain dual consolidated losses generated from Heartland’s India operations. We filed for administrative relief from the Internal Revenue Service in August and were granted the relief in November. Since the relief came outside of the one year period from the October 2011 purchase date of Heartland, the reduction of the uncertain tax position was taken to current tax expense.

As of December 31, 2011 and December 31, 2010, the total amount of unrecognized tax benefits was $3,526,000 and $4,358,000, respectively, all of which would affect the effective tax rate if recognized.

Our effective income tax rate, excluding the tax benefit related to the settlement of uncertain tax positions recognized in 2011, was approximately 39.3% and 40.6% for the years ended December 31, 2011 and 2010, respectively.

17.	SEGMENT INFORMATION

We operated within one reportable segment for all periods presented. Although we now have operations in India, all revenue and long-lived assets occur in the United States.

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011

Revenue	$29,298,000	$30,662,000	$32,202,000	$32,895,000

Gross profit	$12,164,000	$12,313,000	$12,455,000	$12,733,000

Operating income	$6,285,000	$5,934,000	$5,436,000	$2,881,000

Net income	$3,761,000	$3,624,000	$3,347,000	$8,306,000
Basic net earnings per share	$0.35	$0.34	$0.31	$0.78
Diluted net earnings per share	$0.34	$0.33	$0.30	$0.75

2010

Revenue	$22,206,000	$22,209,000	$22,916,000	$26,976,000

Gross profit	$7,480,000	$8,031,000	$8,671,000	$10,445,000

Operating income	$2,444,000	$2,692,000	$4,270,000	$5,063,000

Net income	$1,479,000	$1,568,000	$2,615,000	$2,858,000
Basic net earnings per share	$0.14	$0.15	$0.25	$0.27
Diluted net earnings per share	$0.14	$0.15	$0.24	$0.26

19.	SUBSEQUENT EVENT

In accordance with FASB ASC Topic 855, Subsequent Events, we evaluated all events or transactions that occurred after December 31, 2011 up through the date these financial statements were issued. During this period, a material recognizable subsequent event occurred. On March 6, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nuance Communications, Inc., a Delaware corporation (“Parent”), and Townsend Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Parent has agreed to cause Purchaser to commence a tender offer (the “Offer”) to acquire all of our outstanding shares of common stock, par value $0.05 per share, (the “Shares”), at a price of $29.50 per Share (the “Offer Price”), net to the holder thereof in cash, without interest.

The Merger Agreement provides that the Offer will commence as promptly as practicable (but in no event more than ten business days after the date of the Merger Agreement), and will remain open for at least 20 business days (including the day on which the Offer is commenced). Pursuant to the Merger Agreement, after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. Upon completion of the Merger, each Share outstanding immediately prior to the effective time of the Merger (excluding those Shares that are held by Parent, Purchaser and the Company or any of their respective subsidiaries, and those Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with the Delaware General Corporation Law) will be canceled and extinguished and automatically converted into the right to receive the Offer Price in cash (without interest). If Purchaser holds 90% or more of the outstanding Shares immediately prior to the Merger, it may effect the Merger as a short-form merger pursuant to the Delaware General Corporation Law. Otherwise, the Company may hold a special stockholders’ meeting to obtain stockholder approval of the Merger.

Subject to the terms and conditions of the Merger Agreement, the Company has granted Purchaser an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price the number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and its subsidiaries (including Purchaser) at the time of such exercise, constitutes one Share more than 90% of the Shares then outstanding (the “Short Form Threshold”) (after giving effect to the issuance of the Top-Up Shares). The Top-Up Option is not exercisable unless, immediately after such exercise and the related issuance of the Top-Up Shares, the Short Form Threshold would be reached (assuming issuance of the Top-Up Shares), and the Top-Up Option shall in no event be exercisable for a number of Shares in excess of the Company’s total authorized and unissued Shares.

Completion of the Offer is subject to a number of conditions, including, among other things (i) that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with Shares then owned by Parent or any of its subsidiaries (including Purchaser), represents at least a majority of the sum of (x) all then outstanding Shares, plus (y) all Shares issuable upon the exercise of all of our then outstanding options, plus (z) all Shares issuable upon the exercise, conversion or exchange of any of our then outstanding securities (other than the then outstanding options); and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and it has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary requirements of the Company’s board of directors. The Merger Agreement also contains customary termination provisions for the Company and Parent including a requirement, upon termination of the Merger Agreement in certain specified circumstances, that either Company or Parent pay the other party a termination fee in the amount of $9,936,145.

August 10, 2011, Transcend Services, Inc. (the “Company”) entered into an Amended and Restated Clinical Documentation Solution Agreement (the “Agreement”) with Multimodal Technologies, Inc. (“M*Modal”). Under the Agreement, the Company licensed a speech recognition engine, natural language processor and various editing tools (the “M*Modal Technology”) from M*Modal. The Agreement had an initial term ending on December 31, 2012, followed by four one-year renewal terms through December 31, 2016, unless the Company elected not to renew for any such one-year renewal term. The Agreement also had certain termination provisions in connection with the execution of an agreement that could result in a change in control of the Company.

As previously reported, on March 6, 2012, the Company entered into an Agreement and Plan of Merger, dated March 6, 2012, with Nuance Communications, Inc. (“Nuance”) and Townsend Merger Corporation, a wholly owned subsidiary of Nuance, which could result in a change in control of the Company under the Agreement. In response, M*Modal has terminated the Agreement effective March 12, 2012. Under the Agreement, M*Modal is obligated to provide the M*Modal Technology to the Company for an 18-month transition period. The Company has made the required advance payment of $5,400,000 to M*Modal for such transition period.

The Company intends to integrate speech recognition technology from Nuance during the transition period.

Important Information about the Tender Offer

The tender offer described herein has not yet commenced, and this Report is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Nuance Communications, Inc. (“Nuance”) will cause its wholly owned subsidiary, Townsend Merger Corporation to file a tender offer statement on Schedule TO with the SEC and Transcend Services, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Transcend Services, Inc. stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov . A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend Services, Inc. at www.transcendservices.com or by contacting Transcend Services, Inc. at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations, (678) 808-0600.